UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)
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Key Dates
■	Week of Dec. 10, 2012 Proxy mailing to shareholders begins

■	Feb. 1, 2013 Special meeting of shareholders
Dec. 5, 2012
Update on Proposed Changes to Invesco Utilities Fund
On Oct. 26, 2012, the board of trustees of Invesco Utilities Fund approved several changes to the fund that will broaden the fund’s investment mandate beyond the utilities sector.
Proxy statements outlining the proposals will be mailed to shareholders of record the week of Dec. 10, 2012. The record date for the proxy was Nov. 27, 2012.
In support of this initiative, the proxy solicitor, Computershare Fund Services, may contact shareholders of the fund by telephone and/or mail and encourage them to vote their shares. More information on what is included in the proxy statement is below.
Following the implementation of these changes, the fund will:
•	No longer be required to concentrate its investments in utilities-related industries through the removal of a fundamental investment restriction, which requires shareholder approval.

•	Be renamed Invesco Dividend Income Fund.

•	Change its investment objective to be consistent with the new name.

•	Adopt a new principal investment strategy that requires the fund to invest at least 80% of its assets in dividend-paying equity securities.

•	Seek to deliver high current income with less volatility and greater downside protection versus the broad market by investing across a range of sectors and holding a greater number of issuers.

•	Make distributions monthly instead of quarterly.

•	Make an additional distribution to fund shareholders of any realized capital gains.

Fund/Class	CUSIP	Ticker
Invesco Utilities Fund
Class A	00142F535	IAUTX
Class B	00142F527	IBUTX
Class C	00142F519	IUTCX
Class R5	00142F493	FSIUX
Investor Class	00142F543	FSTUX
Class Y	00142F410	IAUYX
Class R6	00143M356	IFUTX
Why are we proposing these changes?
We believe the proposed new investment strategy would benefit shareholders by decreasing sector-specific volatility over a full market cycle while maintaining an income bias. The new strategy would invest in a broader range of sectors and hold a greater number of issuers, allowing investors to diversify their sources of income while still providing an opportunity for growth of capital.

How will these changes affect the fund’s investment objective, process or positioning?
If the removal of the fundamental restriction receives shareholder approval, the fund’s investment objective, process and positioning will change and will be consistent with its new name. Under the new investment strategy, the fund would seek to deliver high current income, less volatility and greater downside protection versus the broad market by investing across a range of sectors and holding a greater number of issuers.
Would there be any changes to the investment team?
No, the current investment team under Lead Portfolio Manager Meggan Walsh has overseen the fund since 2009 and would continue to manage it after the implementation of the proposed changes. The investment team averages 19 years of experience, with extensive expertise managing dividend-focused equity strategies.
Questions?
Should you have questions, please contact your financial advisor for more information. Financial professionals should contact Invesco at:

National Wirehouse	Independent Advisor	Institutional and Insurance Sales
800 998 4246	800 337 4246	800 410 4246

Broker Dealer	Retirement Division	Registered Investment Adviser
800 421 0807	800 370 1519	800 421 4023

Client Services	Closed-End Funds	Global Cash Management
800 959 4246	800 341 2929	800 659 1005, option 2
Explore Intentional Investing with Invesco
Invesco is one of the world’s leading independent global investment management firms. Our “investors first” approach is built on a philosophy we call Intentional InvestingSM. This philosophy guides the way we:

Manage money We’re an independent firm with more than 600 investment professionals who are solely focused on managing your money with purpose, prudence and diligence.	Manage risk Our top priority is to manage the risks that can threaten your investments. That’s why we’ve embedded risk-mitigation processes into every aspect of our business.	Develop products We offer investment strategies across all major asset classes, delivered through a variety of vehicles to meet your needs.	Connect with you, our clients We’re committed to giving you the expert insights you need to make informed investing decisions.
Employee data as of June 30, 2012
About risk
Common stocks do not assure dividend payments. Dividends are paid only when declared by an issuer’s board of directors and the amount of any dividend may vary over time. The investment techniques and risk analysis used by the fund’s portfolio managers may not produce the desired results. Diversification does not guarantee a profit or eliminate the risk of loss.
For complete details about the risks associated with the fund listed, see the prospectus.
NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE
Before investing, investors should carefully read the prospectus and/or summary prospectus and carefully consider the investment objectives, risks, charges and expenses. For this and more complete information about the fund(s), investors should ask their advisors for a prospectus/summary prospectus or visit invesco.com/fundprospectus.
     Note: Not all products, materials or services available at all firms. Advisors, please contact your home office.
invesco.com/us   IFPROXU-FLY-1-E 12/12      17124           Invesco Distributors, Inc.